AMENDMENT NO. 1
to the
INVESTMENT ADVISORY AGREEMENT

      Amendment, as of August 10, 2004, to the Investment Advisory Agreement dated August 17, 2000, (the "Agreement") among The Munder @Vantage Fund
(the "Fund") and Munder Capital Management ("Advisor"), a Delaware partnership.

      WHEREAS, the Advisor and the Fund wish to document recent changes and to update Schedule B to the Agreement, as reflected below;

      WHEREAS, as of August 10, 2004, the Board of Trustees approved a new advisory fee for the Fund;

      NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor and the Fund agree to amend the Agreement as follows:

1. Schedule B to the Agreement is hereby replaced with the attached Schedule B effective as of August 10, 2004.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

THE MUNDER @VANTAGE FUND

By:/s/ Stephen J. Shenkenberg
	Stephen J. Shenkenberg
	Vice President and Secretary



MUNDER CAPITAL MANAGEMENT

By:/s/ Peter K. Hoglund
	Peter K. Hoglund
	Chief Administrative Officer


SCHEDULE B
As of August 10, 2004

Annual Fees
(as a Percentage of Average Daily Net Assets)Munder @Vantage Fund 1.75%